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                              DIRECTOR'S AGREEMENT

This Director's Agreement between Vysis, Inc. ("Vysis"), a Delaware corporation, and Dr. Richard A. Lerner is effective February 1, 2000.

WHEREAS, Vysis and Dr. Lerner wish to set out the terms of compensation for Dr. Lerner's service upon his election to Vysis' Board of Directors ("Board"), and for certain consulting services provided by Dr. Lerner before his election as a member of Vysis' Board.

Therefore, Vysis and Dr. Lerner agree to the following Director's Agreement.

(1) Vysis agrees to pay Dr. Lerner a monthly retainer fee of $2,000 per month, for each month or part thereof in which he provides consulting services or serves as a member of Vysis' Board.

(2) Vysis agrees to pay Dr. Lerner for each Vysis Board meeting or Vysis Board Committee that he attends in person or by teleconference as follows:

    (i)   $2,000 for each Board meeting attended in person,

    (ii) $1,000 for each Committee meeting held in conjunction with a Board meeting attended in person,

    (iii) $2,000 for each separate Committee meeting attended in person, and

    (iv) for each Board or Committee meeting attended by teleconference $400 for up to one hour and $750 for teleconferences over 1 hour.

Vysis further agrees to reimburse all reasonable travel and other expenses Dr. Lerner incurs for attendance at a Board or Committee meeting. Vysis shall pay the meeting fee promptly after each meeting and shall reimburse the expenses promptly after receipt from Dr. Lerner of an invoice therefor.

(3) Dr. Lerner will also participate in Vysis' 1999 Outside Directors Stock Option Plan ("Plan") according to the terms of the Plan. Vysis agrees that Dr. Lerner will be granted an initial option for 10,000 shares as specified in the Plan, with the grant to be made as of the date of his election to the Board. Dr. Lerner's participation in the Plan is subject to the Plan and to his acceptance and execution of Vysis' standard stock option agreement for the Plan.

(4) Vysis shall indemnify Dr. Lerner for his service as a member of Vysis' Board to the fullest extent permitted under Delaware law. Proof of his inclusion under Vysis' D&O policy will be provided.

(5) Dr. Lerner agrees that Vysis shall have the right to make disclosures of information concerning Dr. Lerner as a member of Vysis' Board that are required by applicable law.

(6) Dr. Lerner agrees to maintain the confidentiality of Vysis business and technical information ("Information") provided to him, except for Information which (i) is in or becomes part of the public domain without any act of Dr. Lerner or (ii) is provided to Dr. Lerner by another entity or person, not under an obligation of confidence to Vysis with respect to such information.

(7) This Director's Agreement may be terminated by Vysis upon two weeks notice to Dr. Lerner, upon his resignation as a member of Vysis' Board or his non-re-election as a member of Vysis' Board.

(8) This Director's Agreement shall be governed by Delaware law.

Accepted and agreed to:

VYSIS, INC.                                  DR. RICHARD A. LERNER

/s/ John L. Bishop                           /s/ Richard A. Lerner
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John L. Bishop
President & CEO